Exhibit 99.1

Media contact: Karla Olsen, senior manager, media relations Phone: 888.613.0003 FAX: 316.261.6769 karla_olsen@wr.com Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES THIRD QUARTER 2004 RESULTS

TOPEKA, Kan., Nov. 8, 2004 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $60.1 million, or $0.70 per share, for the third quarter 2004. This compares to a loss of $81.3 million, or $1.12 per share, for the third quarter 2003. For the nine months ended September 30, 2004, the company reported earnings of $89.3 million, or $1.09 per share, compared to earnings of $70.4 million, or $0.97 per share, for the first nine months of 2003.

In the third quarter 2003, the company had a loss from discontinued operations of $161.7 million. Due to the sale of its monitored security business on Feb. 17, 2004, the company did not have any income or loss from discontinued operations for the third quarter of 2004. In the nine months ended September 30, 2003, the company had a loss from discontinued operations of $51.5 million compared to earnings from discontinued operations of $6.9 million for the nine months ended September 30, 2004.

Third quarter “ongoing earnings,” a non-GAAP measure that excludes special items, were $62.7 million, or $0.73 per share, compared to $61.1 million, or $0.84 per share, for the third quarter 2003. Per share results reflect additional shares issued in 2004. The most significant item that served to increase ongoing earnings for the quarter was the decreased interest expense that more than offset a decrease in revenues and an increase in operating expense. The lower interest expense is due to the reduction and refinancing of the company’s long-term debt. Due to milder weather, retail sales for the quarter were lower than last year.

Westar Energy announces third quarter 2004 results, page 2 of 7

Ongoing earnings for the nine months ended September 30, 2004, were $103.8 million, or $1.27 per share, compared to $107.6 million, or $1.49 per share, for the same period of 2003. Per share results reflect additional shares issued in 2004. The decrease in year-to-date ongoing earnings reflects a decrease in sales due primarily to milder weather, an increase in fuel and purchased power expenses, an increase in operating expenses associated with outages and increased maintenance at certain of the company’s generating stations, an increase in costs associated with the termination of the ONEOK shared services agreement and the elimination of $16.4 million of dividends from the company’s investment in ONEOK, which the company sold last year. The decrease in year-to-date ongoing earnings was partially offset by a $63.6 million reduction in the company’s interest expense due to the redemption and refinancing of a portion of its long-term debt.

Third-quarter results

Westar Energy reported revenues of $421.5 million for the third quarter of 2004, compared to revenues of $438.2 million for the same period last year, a decrease of 3.8 percent. The decrease in revenues is due primarily to lower retail sales. Retail revenues decreased $18 million, or 5.3 percent, reflecting lower retail usage due primarily to milder weather than during the same period last year. Weather, as measured by cooling degree days, was 27 percent milder than the same period last year.

Wholesale sales for the third quarter of 2004 increased $5 million compared to third quarter 2003 due to increased sales volumes and higher market prices. Energy marketing revenues decreased by $4.6 million for the third quarter of 2004 due primarily to less favorable changes in 2004 as compared with 2003 in the settlement and the fair value of remaining positions receiving mark-to-market accounting treatment.

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Operating expenses for the quarter increased $17.8 million, reflecting primarily the $12.3 million pre-tax gain on the sale of utility assets in 2003 that was recorded as an offset to that year’s operating expense. Fuel expense was lower in the quarter as a result of lower demand caused by the cooler weather and due to unplanned outages or reduced operating capability at some of our generating units and a mark-to-market gain of $3.9 million, reflecting the fair value of a coal contract entered into in early 2004. Other items affecting operating expense include higher purchased power expense, additional operating and maintenance expense for generating and distribution facilities and additional litigation expense related to the company’s former management and shareholder lawsuits.

Other income for the third quarter 2004 was $1.5 million compared with $23.3 million for the same period of 2003. This $21.8 million decrease in other income is primarily the result of a number of items that took place in 2003 that were not repeated this year. The 2003 items include the receipt of $4 million of dividends from the company’s investment in ONEOK, which was sold during 2003, the $38.5 million gain on the sale of a portion of the ONEOK investment and the $17.6 million loss on the extinguishment of debt and settlement of putable/callable notes.

Interest expense for the third quarter 2004 was $26 million lower than for the same period in 2003 due to debt reductions and refinancings. The reduced interest expense reflects a $943 million reduction of the company’s outstanding debt balance since Sept. 30, 2003, as well as the lower interest rates due to the company having refinanced some of its debt.

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Nine-month results

Revenues for the nine months ended September 30, 2004 were $1.12 billion compared to $1.13 billion for the same period a year ago, a decrease of 0.8 percent. The decrease in revenues is primarily the result of lower retail sales. Retail revenues decreased $13.3 million, or 1.6 percent, due to lower sales volumes and $4.9 million more accrued in 2004 than 2003 for rate rebates to be paid to retail customers. Wholesale sales increased $8.7 million due primarily to increased sales volumes and higher revenues attributable to fuel expense passed on to our tariff-based wholesale customers.

Operating expenses for the nine months ended September 30, 2004 increased $51.5 million compared to the same period of 2003 due primarily to higher fuel and purchased power expenses, additional maintenance expense for planned and unplanned outages at the company’s generating stations and increased costs associated with the termination of the ONEOK shared services agreement. The increase in operating expense also reflects a $12.3 million pre-tax gain on the sale of utility assets that was recorded as an offset to 2003 operating expenses.

Other income (expense) for the nine months ended September 30, 2004 was expense of $15.5 million compared with income of $43.6 million for the nine months ended September 30, 2003. The $59.1 million difference reflects a $7.6 million smaller loss than last year on the extinguishment of debt and the settlement of putable/callable notes and other items that occurred in 2003 that were not repeated in 2004. The 2003 items include $16.4 million of dividends from the company’s investment in ONEOK and the $53.8 million gain on the sale of the ONEOK investment. Interest expense for the nine months ended September 30, 2004 was $63.6 million lower than the same period in 2003 due to debt reduction and refinancings.

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Ongoing Earnings

This release describes “ongoing earnings” in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors with a useful indicator of results between comparable periods. Ongoing earnings exclude the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the Board of Directors to evaluate business performance. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company. A reconciliation of GAAP earnings to ongoing earnings for the third quarter and year-to-date is attached to this earnings release.

Conference Call

Westar Energy’s earnings conference call with the investment community will be Nov. 8, 2004, at 10 a.m. Eastern Standard Time. James Haines, Jr., president and chief executive officer, and Mark Ruelle, executive vice president and chief financial officer, will host the call. Investors, media and the public may listen to the conference call by dialing 877-278-9269, code WESTAR. Listeners may access a live webcast of the conference call via the company’s website, www.wr.com. A replay of the call will be available on the website. Members of the news media may direct follow-up questions to Karla Olsen.

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Westar Energy, Inc. (NYSE: WR), together with its wholly owned subsidiaries, is the largest electric utility in Kansas, providing electric service to more than 649,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Although we believe that the expectations and goals reflected in such forward-looking statements are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, for important risk factors that could cause results to differ materially from those in any such forward-looking statements.

Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Year to Date September 30,
	2004	2003	Change	2004	2003	Change
Sales	$421,489	$438,167	$(16,678)	$1,120,181	$1,129,485	$(9,304)

Fuel and Purchased Power	120,037	121,434	(1,397)	320,892	300,040	20,852
Depreciation & Amortization	42,464	41,805	659	126,649	125,435	1,214
Operating Expenses (excl. D&A)	140,608	122,025	18,583	424,128	394,736	29,392

Total Operating Expenses	303,109	285,264	17,845	871,669	820,211	51,458

Income from Operations	118,380	152,903	(34,523)	248,512	309,274	(60,762)

Other Income (Expense)	1,471	23,292	(21,821)	(15,526)	43,614	(59,140)
Interest Expense	31,508	57,495	(25,987)	112,203	175,786	(63,583)
Income Tax Expense	27,974	38,116	(10,142)	37,644	54,609	(16,965)

Income from Continuing Operations	60,369	80,584	(20,215)	83,139	122,493	(39,354)

Results of Discontinued Operations, Net of Tax	—	(161,651)	161,651	6,888	(51,451)	58,339

Preferred Dividends	242	216	26	727	686	41

Earnings (Loss) Available for Common Stock	$60,127	$(81,283)	$141,410	$89,300	$70,356	$18,944

Average common shares outstanding	86,059	72,572		81,849	72,299

Basic Earnings (Loss) Per Share	$0.70	$(1.12)	$1.82	$1.09	$0.97	$0.12

Reconciliation of GAAP to Non-GAAP
Earnings (Loss) Available for Common Stock	$60,127	$(81,283)		$89,300	$70,356
Special Items (After-Tax):
Discontinued Operations	—	(161,651)		6,888	(51,451)
Gain on Sale of Utility Assets	—	7,698		—	7,698
Settlement of Call Option		(8,565)		—	(8,565)
Mark to Market Call Option	—	—		—	(1,311)
Investigation/Litigation Expense	(2,557)	(1,035)		(7,265)	(5,064)
RSU Vesting Expense	—	—		(2,750)	—
Gain on Sale of ONEOK Stock	—	23,199		—	32,413
Gain/Loss on Debt Retirement	—	(2,027)		(11,346)	(7,350)
Lease Buy-out on Aircraft	—	—		—	(3,574)

Total Special Items	(2,557)	(142,381)		(14,473)	(37,204)

Ongoing Earnings	$62,684	$61,098		$103,773	$107,560

Basic Ongoing Earnings Per Share	$0.73	$0.84		$1.27	$1.49

“Ongoing earnings” is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors with a useful indicator of results comparable between periods because it excludes the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the Board of Directors to evaluate business performance.

Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company.